Exhibit A

Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

8/31/2026 (1)	Class I Shares		1,578,781.18	$12.67

1. The Reporting Person was notified of the transaction on October 2, 2026.